[COMPANY LOGO]

CONTACT:
--------
Kara Stancell, Investor Relations & Corporate Communications, (602) 808-3854

                     MEDICIS ANNOUNCES FISCAL 2005 GUIDANCE

SCOTTSDALE, Arizona--June 21, 2004--Medicis (NYSE:MRX) today announced revenue and earnings guidance for Fiscal 2005. The Company's 2005 fiscal year begins on July 1, 2004. The Company will not be hosting a conference call to discuss Fiscal 2005 guidance.

In assessing the Company's financial guidance, many factors and assumptions were taken into consideration, including, but not limited to, current and projected prescription information; sales trend data of the Company's RESTYLANE(R)
product; the generic or potential generic availability of the Company's products; competitive threats to the Company's products; size, reach and call frequency of the Company's selling organization; status, timing and progression of the Company's development projects; current and projected spending levels to support sales, marketing, development, administrative and customer responsiveness activities and other risk factors discussed in the Company's publicly filed documents. Based upon information available at the time of this release and the assumptions derived from that information, the Company's Fiscal 2005 guidance is as follows:


                                                     Fiscal Year 2005
                                                    ending June 30, 2005

                                    First Quarter       Second Quarter     Third Quarter       Fourth Quarter       Fiscal Year
                                     (9/30/04)           (12/31/04)         (3/31/05)           (6/30/05)               2005
                                     ---------           ----------         ---------           ---------               ----
Estimated revenue objectives         $85 million         $89 million        $93 million         $98 million          $365 million
Estimated diluted EPS
 objectives                            $0.29               $0.35              $0.36               $0.42                 $1.42

"We are pleased with the launch of RESTYLANE(R) to date and encouraged by the positive response by physicians and patients," said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. "Mirroring the market experience in countries where it has been used since 1996, RESTYLANE(R) quickly is becoming the preferred dermal filler among physicians and patients in the U.S. We continue to be encouraged by the growth of several of the Company's important products and the progression of our research pipeline through the various stages of development. We look forward to launching several new products in coming years to enhance our already broad range of dermatological and aesthetic products."

The Company will continue to focus its efforts largely on opportunities associated with RESTYLANE(R). The Company expects revenues to grow at approximately 21% to $365 million with RESTYLANE(R) as its primary growth driver. Included in the revenue guidance is approximately $50 million of contract revenue associated with

                                     (more)
the out licensing of ORAPRED(R) recognized evenly throughout the fiscal year. The Company has made certain assumptions regarding generic competition to its DYNACIN(R) Tablets and LOPROX(R) Cream products. The timing of a generic approval, its launch and its generic erosion rates could affect the Company's revenue estimates.

Medicis anticipates Fiscal 2005 gross profit margins of approximately 85% of total revenues, operating income margins to increase to approximately 40%, and net income margins to increase to approximately 25%, resulting in anticipated net income growth of approximately 35%. Diluted earnings per share is expected to increase by approximately 26% in Fiscal 2005. The Fiscal 2005 and Fiscal 2004 diluted earnings per share figures are calculated using the "if-converted" method of accounting in accordance with Generally Accepted Accounting Principles due to the Company's outstanding 2.5% Convertible Senior Notes meeting the criteria for conversion.

Selling, general and administrative expenses are expected to be approximately 35% as a percentage of sales, representing as a percentage of revenues an approximately 3-percentage point decline for Fiscal 2005. Included in Fiscal 2005 selling, general and administrative expenses are the addition of approximately 15 sales representatives primarily to promote RESTYLANE(R), enhanced promotion of RESTYLANE(R), and continued investment in physician training. Research and development expenses for Fiscal 2005 are expected to be approximately 4% of total revenues, and depreciation and amortization expenses are expected to be approximately $21 million for the fiscal year primarily due to the amortization of payments to Q-Med relating to the RESTYLANE(R) acquisition. The Company's effective tax rate is expected to be approximately 36%. Weighted average diluted shares outstanding for Fiscal 2005 is expected to be approximately 68 to 69 million shares, but is dependent upon the Company's stock price in any given quarter.

The Company is planning on launching several new marketing campaigns as well as training and hiring new sales representatives as early in the fiscal year as practicable. As a result, operating income and net income margins are expected to be lowest in the first quarter of Fiscal 2005 and highest in the fourth quarter of Fiscal 2005, as the Company will derive the benefit of such investments in the later part of the fiscal year.

The above guidance does not include conversion of the Company's 1.5% Contingent Convertible Senior Notes due 2033, the effect of expensing stock options, and the potential impact of other components of the Company's growth strategy, including possible future acquisitions of products, businesses and/or technologies and the launch of new products from the Company's development pipeline.

At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company. The Company's business is subject to all risk factors outlined in the Company's most recent annual report on Form 10-K, its Form S-3 registration statement and other filed documents with the Securities and Exchange Commission. At the time of this release, the Company cannot, among other things, assess the impact of any pending or future litigation matters, the forthcoming results of the Company's research and development projects and the risks associated with the FDA approval process, risks associated with significant competition within the Company's industry, risks associated with changes in laws, the risks associated with the credit risk of BioMarin to derive the Company's contract revenue, risks related to general economic conditions, including interest rate fluctuations, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company's core brands, or any future competitive product approvals that may affect the Company's brands. Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for research and development work which has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty which periods these potential payments could be made, or if any payments such as these will be made at all. The stated estimated future guidance does not include the potential payments associated with any such transactions.

Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and podiatric conditions and aesthetics medicine. Medicis has leading branded prescription products in a number of therapeutic categories, including acne, eczema, fungal infections,

                                     (more)
hyperpigmentation, photoaging, psoriasis, rosacea, seborrheic dermatitis and skin and skin-structure infections. The Company's products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.

The Company's products include the prescription brands RESTYLANE(R), DYNACIN(R) (minocycline HCl), LOPROX(R) (ciclopirox), LUSTRA(R) (hydroquinone), LUSTRA-AF(R) (hydroquinone) with sunscreen, ALUSTRA(R) (hydroquinone) with retinol, OMNICEF(R) (cefdinir), PLEXION(R) Cleanser (sodium sulfacetamide/sulfur), PLEXION TS(R) (sodium sulfacetamide/sulfur), PLEXION SCT(R) (sodium sulfacetamide/sulfur), TRIAZ(R) (benzoyl peroxide), LIDEX(R) (fluocinonide), and SYNALAR(R) (fluocinolone acetonide), the over-the-counter brand ESOTERICA(R), and BUPHENYL(R) (sodium phenylbutyrate), a prescription product indicated in the treatment of Urea Cycle Disorder. For more information about Medicis, please visit the Company's website at www.medicis.com.

Except for historical information, this press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes earnings estimates, future financial performance and other matters. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Any such projections or statements include the current views of Medicis with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such results will be achieved. Medicis cannot validate its assumptions of the full impact on its business of the approval of competitive generic versions of its core brands, including DYNACIN(R) Tablets and/or LOPROX(R), or any future competitive product approvals that may affect its brands. Also, there are a number of additional important factors that could cause actual results to differ materially from those projected, including the anticipated size of the markets, the availability of product supply, the receipt of required regulatory approvals, the ability to realize anticipated synergies and benefits of the Q-Med transaction, the risks and uncertainties normally incident to the pharmaceutical industry, dependence on sales of key products, the uncertainty of future financial results and fluctuations in operating results, dependence on Medicis' strategy including the uncertainty of license payments and/or other payments due from third parties, the timing and success of new product development by Medicis or third parties, product introductions and other risks described from time to time in Medicis' SEC filings including its Annual Report on Form 10-K for the year ended June 30, 2003. There can be no assurance as to when or if any of the holders of the Notes will have the right to convert or if the Notes will be converted, and what impact the increase in the number of shares outstanding will have on its results of operations. Forward-looking statements represent the judgment of Medicis' management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements.

NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. OMNICEF(R) is a registered trademark of Abbott Laboratories, Inc. under a license from Fujisawa Pharmaceutical Co., Ltd. RESTYLANE(R) is a registered trademark of HA North American Sales AB, a subsidiary of Medicis Pharmaceutical Corporation. ORAPRED(R) is a registered trademark of Medicis Pediatrics, Inc., a wholly owned subsidiary of Medicis Pharmaceutical Corporation. All other marks (or brands) and names are the property of Medicis or its Affiliates.

                                      # # #